Exhibit 99.4

LARRY F. ROBB,	:	No. 467704-A
INDIVIDUALLY AND IN BEHALF OF	:
A CLASS OF MINORITY SHAREHOLDERS	:
3CI COMPLETE COMPLIANCE CORP.,	:
AND 3CI COMPLETE COMPLIANCE CORP.	:	FIRST JUDICIAL DISTRICT COURT

:
vs.	:
:
STERICYCLE, INC., JACK W. SCHULER,	:
MARK C. MILLER, FRANK J. M. TEN BRINK,	:
ANTHONY J. TOMASELLO,	:
and WASTE SYSTEMS, INC.	:	CADDO PARISH, LOUISIANA

ORDER GRANTING AND DIRECTING PAYMENT OF ATTORNEYS’ FEES
AND REIMBURSEMENT OF EXPENSES

This Court held a hearing on February 21, 2006 to determine whether Plaintiffs’ Class  Counsel’s request for fees and reimbursement of expenses was fair and should be approved. The Court has considered all relevant matters, including proof that mailed notice of the hearing substantially in the form approved by the Court was mailed to all reasonably identifiable members of the Class.

Based on the pleadings, the evidence, the record in the whole case, and the presentations by counsel, it is

ADJUDGED THAT:

1. Plaintiffs’ Motion for Attorneys’ Fees and Reimbursement of Expenses is hereby GRANTED. All objections to it are overruled.

2. The Settlement Agreement dated November 11, 2005 provided for a settlement fund of $32.5 million, plus interest (“Settlement Fund”). Plaintiffs’ Class Counsel is awarded $10,833,333.00 (approximately one-third of the Settlement Fund) as its fee award, which the Court finds to be fair and reasonable and $391,385.23 in reimbursement of expenses, which amounts the Claims Administrator is hereby directed to pay to Plaintiffs’ Class Counsel from the

Settlement Fund. This is a Final Order.

Signed this 14th day of March, 2006.

/s/ Roy L. Brun

Hon. Roy L. Brun, District Judge